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                [JEFFER, MANGELS, BUTLER & MARMARO LETTERHEAD]



                               November 22, 1996





Jerry's Famous, Deli, Inc.
12711 Ventura Boulevard, Suite 400
Studio City, California  91604

                 Re:      Validity Opinion

Ladies and Gentlemen:

         We have acted as special counsel to Jerry's Famous Deli, Inc., a California corporation (the "Corporation"), in connection with an agreement (the "Agreement") between the Corporation and Waterton Management, L.L.C., the terms of which provide for the issuance and sale by the Corporation of up to 25,000 shares of Series A Preferred Stock (the "Preferred Stock"), which Preferred Stock may be converted into shares of the common stock, no par value, of the Corporation (the "Common Stock"), and the issuance and sale of warrants (the "Warrants") exercisable for up to 205,833 shares of Common Stock.
Pursuant to the Agreement, 6,000 shares of Preferred Stock and a Warrant for 65,000 shares of Common Stock were issued and sold to Yucaipa Waterton Deli Investors, L.L.C. ("Yucaipa"), an affiliate of Waterton, pursuant to a Private Securities Subscription Agreement dated August 22, 1996 (the "Subscription Agreement") and 6,000 shares of Series A Preferred Stock and a warrant for 65,000 shares of Common Stock were issued and sold to Jerry's Investors, LLC ("JILLC"), an affiliate of Waterton, pursuant to a Private Securities Subscription Agreement dated November 5, 1996 (collectively, the subscription agreements dated August 22, 1996 and November 5, 1996, are referred to herein as the "Subscription Agreements"). You have advised us that the Corporation has received payment for all such shares of Preferred Stock and Warrant.

         The offering of the right to purchase the Preferred Stock and Warrants under the Agreement was conducted pursuant to Regulation D of the Securities and Exchange Commission (the "Commission), as promulgated under the Securities Act of 1993, as amended (the "Act"). Pursuant to the terms of the Agreement, the Corporation filed with the Commission on October 22, 1996 a






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JEFFER, MANGELS, BUTLER & MARMARO

Jerry's Famous Deli, Inc.
November 22, 1996
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Registration Statement on Form S-3 (the "Registration Statement") for the
purpose of registering for resale the maximum number of shares of Common Stock into which the Preferred Stock and Warrants issuable under the Agreement may be converted, which Registration Statement is intended to be amended on November 22, 1996. It is contemplated that shares of Common Stock into which the Preferred Stock and Warrants may be converted or exercised will be resold in accordance with a Prospectus (the "Prospectus") to be filed as a part of the Registration Statement, in the form in which it is declared effective by the Commission or the form in which it is filed with the Commission pursuant to Rule 424(b) of the Commission, as required by the Act and the rules of the Commission.

         In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following documents (the "Documents"):

         (a)     The Agreement;

         (b) The Articles of Incorporation of the Corporation, certified by the California Secretary of State on July 8, 1996 (the "Articles of Incorporation");

         (c) The Second Amended and Restated Certificate of Determination of the Corporation as filed with the California Secretary of State on August 29, 1996 (the "Certificate of Determination");

         (d) The Bylaws of the Corporation, certified to us by an officer of the Corporation as being accurate, complete and in full force and effect as of the date of this opinion;

         (e) Resolutions of the Board of Directors of the Corporation relating to the Agreement and the transactions contemplated thereby as made available to us by the Corporation for inspection;

         (f) Filings made by the Corporation with the Securities and Exchange Commission and the California Department of Corporations relating to the issuance of the Preferred Stock and Warrants; and

         (g)  The Subscription Agreements of Yucaipa and JILLC.

         We are familiar with the actions taken and proposed to be taken by you in connection with the authorization of the





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JEFFER, MANGELS, BUTLER & MARMARO

Jerry's Famous Deli, Inc.
November 22, 1996
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Agreement, the authorization of the issuance of the Preferred Stock and
Warrants, and the preparation of the Registration Statement and the Prospectus.

         On the basis of the foregoing, and assuming that the representations and warranties made by the Corporation, Yucaipa and JILLC in the Subscription Agreements are true, it is our opinion that:

         1. The Preferred Stock and Warrants issued and to be issued pursuant to the Agreement have been duly authorized and have been, or upon the issuance and sale thereof in accordance with the Agreement, will be, legally issued, fully paid and nonassessable.

         2. The terms of the Preferred Stock and the Warrants constitute valid and binding obligations of the Corporation in accordance with their terms, subject to:

                          (a)     applicable bankruptcy, insolvency,
reorganization, moratorium or other similar laws of general application (including, without limitation, general principles of equity, whether considered in a proceeding in equity or at law), now or hereafter in effect relating to creditors' rights and claims generally and/or general laws generally affecting or relating to the enforcement of creditors' rights, including, but not limited to Section 547 of the Federal Bankruptcy Reform Act of 1978; and

                          (b)     the remedy of specific performance and
injunctive and other forms of equitable relief which are subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3. The shares of Common Stock to be sold upon conversion of the Preferred Stock or exercise of the Warrants will constitute legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

         We express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Preferred Stock, Warrants or Common Stock are proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of such securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; to the filing of this opinion in connection with such filings of applications by the






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JEFFER, MANGELS, BUTLER & MARMARO

Jerry's Famous Deli, Inc.
November 22, 1996
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Corporation as may be necessary to register, qualify or establish eligibility for an exemption from registration or qualification of the securities under the blue sky laws of any state or other jurisdiction; and to the reference, if any, to this firm in the Prospectus under the heading "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         The opinions set forth herein are based upon the federal laws of the United States of America and the laws of the State of California, all as now in effect. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

         The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

                                  Respectfully submitted,



                                  /s/ JEFFER, MANGELS, BUTLER & MARMARO LLP

                                  JEFFER, MANGELS, BUTLER & MARMARO LLP